EXHIBIT 3(i).1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
iCURIE, INC.
(Pursuant to Sections 78.390 and 78.403 of the
General Corporation Law of the State of Nevada)
          iCurie, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of Nevada (the “General Corporation Law”),
          DOES HEREBY CERTIFY:
     1. That the name of this corporation is iCurie, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on December 23, 1999 under the name KNETX Skates Corporation.
     2. That on June 9, 2000, the corporation’s name was changed to Cedar Mountain Distributors, Inc.
     3. That the Board of Directors duly adopted resolutions proposing to amend and restate the Articles of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
          RESOLVED, that the Articles of Incorporation of this corporation be amended and restated in its entirety to read as follows:
          FIRST: The name of this corporation is iCurie, Inc. (the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Nevada is 502 E. John Street, in the City of Carson City. The name of its registered agent at such address is CSC Services of Nevada, Inc.
          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 150,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 100,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A.	COMMON STOCK.
     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.
     2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Articles of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting.

B.	PREFERRED STOCK.
     1. Issuance and Reissuance.
     Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.
     2. Blank Check Preferred.
     Subject to any vote expressly required by the Articles of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

C.	SERIES A PREFERRED STOCK.
     30,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” (the “Series A Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.
     1. Rank. The Series A Preferred Stock shall, with respect to rights of liquidation, winding up and dissolution, rank senior to all other equity securities of the Corporation.
     2. Dividends.
     (a) The respective holders of Series A Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors of the Corporation, but only out of funds legally available therefor, cumulative, compounding cash dividends at the dividend rate of eight percent (8%) per annum of the Original Issue Price per share of Series A Preferred Stock, commencing with the date of issuance of each such share. The Original Issue Price of Series A Preferred Stock is $0.88. The Original Issue Price shall be adjusted proportionately in the event the shares of Series A Preferred Stock are subdivided into a greater number or combined into a lesser number, and in the event of any dividend on Series A Preferred Stock, paid in shares of Series A Preferred Stock. In the sole discretion of the Corporation, dividends on the Series A Preferred Stock may be paid in additional shares of Series A Preferred Stock (valued at the Original Issue Price) provided that, dividends may only be paid in Series A Preferred Stock to the extent that the Common Stock into which such Series A Preferred Stock is convertible is registered for resale under an effective registration statement at the time such dividend is paid. No dividends may be paid on the Common Stock unless all unpaid cumulative dividends on the Series A Preferred Stock are paid.
     (b) In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock, each holder of Series A Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received on such record date if such holder were the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Series A Preferred Stock then held by such holder are then convertible.
     3. Liquidation Rights.
     (a) The term “Liquidation Event” shall mean (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or (ii) the merger or consolidation of the Corporation with or into another corporation (except if the Corporation is the surviving entity) or other similar transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the stockholders of the Corporation is sold, transferred or otherwise disposed, or all or substantially all of the assets of the Corporation are sold, transferred or otherwise disposed of, to any one or more entities in which the stockholders of the Corporation immediately prior to such transaction do not own a majority of the voting power of each such entity immediately following such transaction; provided that an event described in clause (ii) above shall not be treated as a Liquidation Event if a majority in interest of holders of the Series A Preferred Stock elect not to treat such event as a Liquidation Event.
     (b) Upon the occurrence of a Liquidation Event, before any distribution of assets shall be made to the holders of Common Stock or any other capital stock of the Corporation, the holder of each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the “Available Assets”) an amount equal to the Original Issue Price plus all accrued but unpaid Dividends due and payable on such share up to the date of distribution of the assets of the Corporation (the “Liquidation Preference”).
     (c) After payment of the Liquidation Preference, the assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.
     (d) If, upon the occurrence of any Liquidation Event, the Available Assets shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Liquidation Preference, the holders of shares of Series A Preferred Stock shall receive the entire remaining assets and funds of the Corporation legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount deemed distributed for purposes of determining the Liquidation Preference from the holders of shares of Series A Preferred Stock upon any such transaction deemed to be a Liquidation Event shall be the cash or the value of the property rights or securities distributed to such holders by the acquiring person, firm or entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors.
     (e) Written notice of the occurrence of a Liquidation Event, stating a payment date, the Liquidation Amount and the place where said Liquidation Amount shall be payable, shall be delivered in person or by nationally recognized overnight courier not less than seven calendar days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation.
     4. Conversion.
     (a) Terms of Conversion.
     (i) Optional Conversion. The holder of each share of Series A Preferred Stock shall have the right (the “Conversion Right”), at such holder’s option, to convert such share at any time, without cost and otherwise on the terms of this Section 4, into the number of fully paid and non-assessable shares of Common Stock that results from dividing the Conversion Price into the Original Issue Price plus any accrued and unpaid dividends. The initial Conversion Price is $0.88 for the Series A Preferred Stock, resulting in an initial conversion ratio of 1:1. The Conversion Price of each share of Series A Preferred Stock shall be subject to adjustment from time to time as provided in this Section 4.
     (ii) Mandatory Conversion. Each share of Series A Preferred Stock shall be automatically converted, without cost, on the terms of this Section 4, into the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible under Section 4(a)(i) upon the first to occur of the following (each a “Conversion Event”): (A) the holders of at least a majority of the outstanding shares of Series A Preferred Stock consent to such conversion; (B) the Corporation shall have issued equity securities of the Corporation or any subsidiary for total, aggregate consideration of $50 million subsequent to July 11, 2005 (the “Original Issue Date”), the Corporation’s Common Stock trades or is quoted on an exchange or over the counter quotation service at a price per share greater than the current Conversion Price of the Series A Preferred Stock and the shares of Common Stock issued in exchange for each share of Series A Preferred Stock are registered for resale at the time of conversion under an effective registration statement; or (C) the Corporation’s Common Stock trades or is quoted on an exchange or over the counter quotation service at a price per share equal to three (3) times the then current Conversion Price of the Series A Preferred Stock for twenty (20) consecutive trading days and such shares are traded at an average daily dollar volume of $250,000 (average share price times the average volume) during the same twenty (20) day trading period and the shares of Common Stock are registered for resale at the time of conversion under an effective registration statement.
(b) Mechanics of Conversion.
     (i) Optional Conversion. A holder of any share of Series A Preferred Stock may exercise the Conversion Right of such share by surrendering the certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Series A Preferred Stock, together with a written notice to the Corporation which shall state:
     (A) that such holder elects to convert the same,
     (B) the number of shares of Series A Preferred Stock being converted, and
     (C) the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.
Thereupon the Corporation or its duly authorized transfer or other agent shall promptly issue and deliver to the holder of such shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the certificate evidencing Series A Preferred Stock being converted shall also evidence shares of

Series A Preferred Stock not being converted, then the Corporation shall also deliver to the holder of such certificate, or to the nominee or nominees of such holder, a new stock certificate evidencing Series A Preferred Stock not converted.
     (ii) Mandatory Conversion. The Corporation shall give written notice to each holder of a share of Series A Preferred Stock not more than forty (40) nor less than ten (10) days before the anticipated effective date of a Conversion Event. Following the conversion of such shares, each holder of shares so converted may surrender the certificate therefor at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Upon such surrender, the Corporation shall issue and deliver to each holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Any dividends or distributions unpaid but accrued at the time of conversion with respect to a share of Series A Preferred Stock so converted shall be payable, when declared, ratably to the holders of the Common Stock issued upon such conversion.
(c) Effective Date.
     (i) Optional Conversion. The conversion of any shares of Series A Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date that the shares to be converted are surrendered to the corporation or transfer agent together with the notice required by Section 4(b)(i), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
     (ii) Mandatory Conversion. The conversion of shares of Series A Preferred Stock shall take place upon the occurrence of a Conversion Event, whether or not the certificates representing such shares of Series A Preferred Stock shall have been surrendered or new certificates representing the shares of Common Stock into which such shares have been converted shall have been issued.
(d) Adjustment of Conversion Price.
     (i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:
     (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
     (B) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

     (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
     (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following (“Exempted Securities”):
     (I) shares of Common Stock issued or deemed issued as a dividend or distribution on Series A Preferred Stock;
     (II) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;
     (III) up to 10,000,000 shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;
     (IV) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or
     (V) up to 200,000 shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation.
     (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
     (iii) Deemed Issue of Additional Shares of Common Stock.
     (A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Section 4(d)(i)(D)(III) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
     (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
     (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive

Exempted Securities pursuant to Section 4(d)(i)(D)(III) above), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
     (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.
     (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest) determined in accordance with the following formula:
     CP2 = CP1 * (A + B) ÷ (A + C)
For purposes of the foregoing formula, the following definitions shall apply:
     (A) CP2 shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock
     (B) CP1 shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

     (C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Series A Preferred Stock) outstanding immediately prior to such issue);
     (D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
     (E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
     (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
     (A) Cash and Property: Such consideration shall:
     (I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
     (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and
     (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.
     (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing
     (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
     (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
     (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of subsection 4(d)(iv) above, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).
     (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock or combine the outstanding shares of Series A Preferred Stock without a comparable combination of the Common Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock without a comparable subdivision of the Common Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:
     (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
     (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock, registered for resale under an effective registration statement at the time such dividend is paid or such distribution is made, in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock (A) which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution, and (B) where the Common Stock into which such Series A Preferred Stock is convertible is registered for resale under an effective registration statement at the time such dividend is paid or such distribution is made.
     (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section (C)(1) do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.
     (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation, or sale or other transfer of all or substantially all of the assets of the Corporation, in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation, merger, or sale, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger, or sale, would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. The Corporation will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Corporation), or such transferee corporation, as the case may be, shall expressly assume in writing the due and punctual performance and observance of each and every covenant and condition of these Amended and Restated Articles of Incorporation to be performed and observed by the Corporation.
     (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.
     (j) Notice of Record Date. In the event the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right or of any Liquidation Event, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such Liquidation Event, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.
     (k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If a single holder shall surrender more than one share of Series A Preferred Stock for conversion at the same time, the number of full shares of Common Stock issuable by the Corporation upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. In lieu of any fractional shares to which a holder would otherwise be entitled on conversion, such holder shall receive cash in an amount equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors of the Corporation.
     (l) Reservation of Shares. The Corporation will take such corporate action as may be necessary from time to time so that all times it will have authorized, and reserved out of its authorized but unissued Common Stock for the sole purpose of issuance upon conversion of shares of Series A Preferred Stock, a sufficient number of shares of Common Stock to permit the conversion in full of all shares of Series A Preferred Stock then outstanding.
     (m) Full Consideration. All shares of Common Stock which shall be issued upon the exercise of the Conversion Right of any Series A Preferred Stock will, upon issuance, be fully paid and non-assessable. The Corporation will pay such amounts and will take such other action as may be necessary from time to time so that all shares of Common Stock which shall be issued upon the exercise of the Conversion Right of any

Series A Preferred Stock will, upon issuance and without cost to the recipient, be free from all preemptive rights, taxes, liens and charges with respect to the issue thereof.
     (n) Conversion Limitation. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a holder of Series A Preferred Stock upon any conversion of such holder’s shares of Series A Preferred Stock shall be limited to the extent necessary to insure that, following such conversion, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a holder of Series A Preferred Stock may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. This restriction may not be waived. Any terms or provisions of any right, option or warrant approved by the Board of Directors that restricts or limits the exercise of such instrument on the basis of beneficial ownership may be modified, waived or amended only with the consent of the holders of a majority of the common stock issued and outstanding or by a favorable vote of the holders of a majority of the common stock present and voting at a meeting at which such modification, waiver or amendment is duly presented.
     5. Right of First Refusal — New Securities.
     (a) Subject to the terms and conditions specified in this Section 5, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities (as defined below), the Company shall first make an offering of such New Securities to each holder of Series A Preferred Stock in accordance with the following provisions of this Section 5. For purposes of this Section 5, “New Securities” means all securities issued by Company after the date hereof, except (i) Conversion Shares, (ii) securities offered to the public pursuant to a registered public offering, (iii) securities issued in connection with the acquisition of another corporation by Company through a merger, purchase by Company of all or substantially all of the assets of such other corporation or other reorganization following which Company owns not less than fifty-one percent (51%) of the voting stock of such other corporation, (iv) securities of Company issued in connection with any stock split, stock dividend or recapitalization of Company, (v) up to 10,000,000 shares of Common Stock (or securities exercisable or exchangeable for or convertible into such number of shares of Common Stock), issued to employees of or consultants or advisors to Company, whether in exchange for provision of services by such persons to Company or otherwise, pursuant to the terms of the Company’s stock option plan or employment agreements, and (vi) any securities issued upon the exercise, exchange or conversion of any options, warrants or other securities convertible into Common Stock of the Company at the time of the filing of these Amended and Restated Articles of Incorporation.
     (b) Subject to this Section 5, each holder of Series A Preferred Stock shall have the right (the “Right of First Refusal”), at such Stockholder’s option, to purchase any New Securities that Company may from time to time propose to sell and issue at the price and upon the general terms specified in the “Notice of Intent” (as defined below) regarding such New Securities and otherwise on the terms of this Section 5. Provided, however, no holder of Series A Preferred Stock shall have any rights whatsoever under this Section 5 unless such holder shall complete and return to the Company an investor questionnaire establishing to the reasonable satisfaction of the Company that such holder is an “accredited investor” within the meaning of Rule 501 promulgated under the federal Securities Act of 1933, as amended. The Company shall provide a questionnaire as part of the notice of intent furnished to each holder of Series A Preferred Stock.
     (c) If Company proposes to issue and sell New Securities, Company shall give to each holder of Series A Preferred Stock written notice (“Notice of Intent”) of such intention, describing the type of New Securities proposed and the price and general terms upon which the Company proposes to issue such New Securities. Without limiting the manner by which notice otherwise may be given effectively to holders of Series A Preferred Stock, any notice to holders of Series A Preferred Stock given by the Company shall be effective by depositing such notice in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Company, and such notice shall be deemed to have been given three (3) days after the postmark thereon.
     (d) Each holder of Series A Preferred Stock shall have ten (10) business days from the date of each Notice of Intent to agree, by written notice delivered to Company within such ten (10) business day period (a “New Securities Exercise Notice”), to purchase up to such holder’s pro rata share of the New Securities so offered, determined based upon (i) the total number of New Securities so offered and (ii) a fraction having a numerator of the number of outstanding shares of Shares and Conversion Shares owned by the holder of Series A Preferred Stock, and a denominator of the total number of shares of Company’s Common Stock, determined on a fully diluted basis after giving effect to the exercise, exchange or conversion of all then outstanding options, warrants or other securities exercisable or exchangeable for or convertible into shares of Company’s Common Stock.
     (e) The rights of first refusal of a Stockholder shall expire as to particular New Securities if such holder of Series A Preferred Stock shall not have delivered a New Securities Exercise Notice to the Company within the periods provided in Sections 5(d) above. If the holders of Series A Preferred Stock fail to agree to purchase all of the New Securities which the holders of Series A Preferred Stock may purchase pursuant to this Section 5 within the period provided herein, the Company may sell, or enter into a binding agreement to sell, any New Securities that the holders of Series A Preferred Stock have not agreed to purchase at a price and upon general terms no more favorable to the purchasers than those specified in the Notice of Intent with regard to such New

Securities, at any time during (and only during) the ninety (90) days following the expiration of the period provided in Sections 5(d). If not all of a proposed issue of New Securities is committed to be purchased by the Stockholders or others within such ninety (90) day period, Company shall not be bound to sell any of such New Securities. The sale of any New Securities under this Section 5 shall be closed at the same place as and simultaneously with the sale of such New Securities to any other purchasers or, if the holders of Series A Preferred Stock are purchasing the entire issue of New Securities, at the principal office of Company forty-five (45) days after such persons have agreed to buy all of such New Securities, or such other place or date as the parties to such transaction may mutually agree.
     (f) The right of first refusal contained in this Section 5 may be waived with respect to a specific issuance of New Securities by written consent of holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock.
     6. Voting.
     (a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Subsection 6(b) or 6(c) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.
     (b) For so long as fifty percent (50%) or more of the Series A Preferred Stock issued on the Original Issue Date (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) remains outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation, one of which will be an independent director (as determined under the National Association of Securities Dealers’ listing standards, or the requirements of any stock exchange on which securities of the Corporation are listed, if any). For so long as twenty five percent (25%) or more (but less than fifty percent (50%)) of the Series A Preferred Stock issued on the Original Issue Date (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) remains outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation (whether or not independent). If less than twenty-five percent (25%) of the Series A Preferred Stock issued on the Original Issue Date (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) remain outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall not be entitled to elect any directors of the Corporation. The holders of Corporation Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of the

Corporation. The directors elected exclusively by the holders of the Series A Preferred Stock pursuant to this subsection (b) shall be referred to as the “Series A Directors.” Any director elected exclusively by the holders of the Series A Preferred Stock or Common Stock as provided in this subsection (b) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class, shall, subject to the rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of Directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 6(b).
     (c) The Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, without the consent of the Series A Directors, take any action which:
     (i) alters or changes in a material manner the rights, preferences or privileges of the Series A Preferred Stock;
     (ii) increases or decreases the authorized number of shares of Common or Preferred Stock;
     (iii) constitutes the incurrence of indebtedness by the Corporation which possesses rights senior to the Series A Preferred Stock (other than indebtedness incurred in the ordinary course of the Corporation’s business, consistent with past practice, inventory or receivables financing, or a working capital line of credit of up to $25 million with a recognized national or international financial institution);
     (iv) creates (by reclassification or otherwise) any new class or series of shares or securities having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;
     (v) results in the redemption of any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services);
     (vi) results in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Corporation are sold; except in the event that the merger, corporate reorganization, sale of control, or sale of all or substantially all of the assets of the Corporation results in the Series A Preferred Stock receiving three (3) times the amount paid for their Series A Preferred Stock at original issuance;
     (vii) amends or waives any material provision of the Corporation’s Articles of Incorporation or Bylaws relative to the Series A Preferred Stock;
     (viii) increases the authorized size of the Corporation’s board;
     (ix) results in the payment or declaration of any dividend on any shares of Common or Preferred Stock;
     (x) results in any material loans to any officer, director, employee, or shareholder or any guaranty of any debt of a third party, other than in the ordinary course of business;
     (xi) results in removal of one of the following officers of the Corporation: Chief Executive Officer, President, and Chief Financial Officer, or the modification of the compensation payable to the Corporation to any such officer;
     (xii) results in mortgaging, pledging, or creating a security interest in the material assets of the Corporation.
     (d) The restrictions set forth in (ix) through (xii) in subsection (c) above shall remain in effect until such time as the Corporation’s Required Registration Statement (as defined in that certain Registration Rights Agreement by and among the Corporation and certain Corporation shareholders dated on or about July 11, 2005) has become effective.
     (e) The consent of the holders of at least fifty percent (50%) of the outstanding Series A Preferred Stock shall be required for the Corporation to authorize (by reclassification or otherwise) any new class or series of securities having rights, preferences or privileges senior or pari passu to the Series A Preferred Stock with respect to the payment of dividends or liquidation preference.
     (f) Following the effectiveness of the Required Registration Statement, upon the request of the holders of fifty percent (50%) or more of the Series A Preferred Stock, outstanding as of the Original Issue Date, the Corporation shall reincorporate in the State of Delaware.
     7. Restrictive Legend. Certificates and other instruments representing Preferred Stock or Common Stock shall, until registered under the 1933 Act and sold in accordance with an effective registration, bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD,

PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT.”
         FIFTH: Subject to any additional vote required by this Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
         SIXTH: Subject to any additional vote required by this Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation, but in no event shall the number of directors be more than seven (7).
         SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
         EIGHTH: Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
         NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Nevada is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
         Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
         TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the General Corporation Law.
         Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.
         ELEVENTH: Subject to any additional vote required by this Articles of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     4. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 78.390 of the General Corporation Law.
     5. That said Amended and Restated Articles of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Articles of Incorporation, has been duly adopted in accordance with Sections 78.390 and 78.403 of the General Corporation Law.

     IN WITNESS WHEREOF, iCurie, Inc. has caused this Certificate to be signed this 8th day of July, 2005.

iCURIE, INC.
By:	/s/ Hakan Wretsell

	Name:	Hakan Wretsell

Its: Chief Executive Officer